UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 14, 2006

Regal Entertainment Group

 (Exact Name of Registrant as Specified in Charter)

Delaware	001-31315	02-0556934
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

7132 Regal Lane, Knoxville, Tennessee 37918

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 865-922-1123

N/A

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On June 14, 2006, Regal Cinemas Corporation (“Regal Cinemas”), a wholly owned subsidiary of Regal Entertainment Group (the “Company”), entered into a fifth amendment (the “Fifth Amendment”) to its Fourth Amended and Restated Credit Agreement, dated as of May 10, 2004, and as first amended as of July 27, 2004, as second amended as of November 24, 2004, as third amended as of September 26, 2005 and as fourth amended on March 9, 2006 (as amended, the “Senior Credit Facility”), with Credit Suisse, Cayman Islands Branch (f/k/a Credit Suisse First Boston, acting through its Cayman Islands Branch), as Administrative Agent.

Regal Cinemas entered into the Fifth Amendment to establish an incremental uncommitted term facility (the “Incremental Term Facility”), pursuant to which Regal Cinemas may borrow up to $200 million in additional funds that would be treated as a term loan under the Senior Credit Facility without the need to obtain consent from any Lender.  Borrowing under the Incremental Term Facility is subject to the satisfaction of certain conditions set forth in the Fifth Amendment, including, but not limited to, obtaining commitments from one or more lenders to fund such additional amounts. At Regal Cinemas’ option, borrowings under the Incremental Term Facility bear interest at an adjusted Eurodollar rate or a base rate plus, in either case, an applicable margin that is established at the time commitments for the Incremental Term Facility are obtained.  Proceeds of Regal Cinemas’ borrowings under the Incremental Term Facility are to be used solely to fund, or reimburse Regal Cinemas for funding, distributions to the Company for the purpose of redeeming, repurchasing, acquiring or otherwise settling the conversion of all or a portion of the Company’s 3 ¾% Convertible Senior Notes Due May 15, 2008 (the “Senior Notes”).

Upon the closing of the Fifth Amendment, Regal Cinemas obtained commitments and borrowed $100 million under the Incremental Term Facility (the “Incremental Term Borrowing”), the net proceeds of which were applied to reimburse Regal Cinemas for amounts previously distributed to the Company to fund the Company’s settlement of the conversion of approximately $100 million aggregate principal amount of Senior Notes for approximately $114 million in cash (net of approximately $15 million funded by Credit Suisse pursuant to a hedge and warrant agreement). Based on conversion notices received to date, the Company expects to record a loss on debt extinguishment of approximately $30 million for the fiscal second quarter related to the settlement of the conversion of the Senior Notes.  Consistent with the existing term loans, the applicable margin assessed on Eurodollar rate borrowings under the Incremental Term Borrowing is 1.75%, which will be reduced to 1.50% if the consolidated leverage ratio of Regal Cinemas is maintained at 3.0 or less.  The maturity date for the Incremental Term Borrowing is November 10, 2010.

The foregoing is qualified in its entirety by reference to the Fifth Amendment, a conformed copy of which is attached hereto as Exhibit 4.1 and incorporated herein by reference, and the Senior Credit Facility, a copy of which is attached as Exhibit 4.1 to the Registrant’s Form 10-Q for the quarterly period ended July 1, 2004 (Commission File No. 001-31315), filed with the Securities and Exchange Commission on August 10, 2004.

Item 2.03.                                          Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant.

                The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01.                                          Financial Statements and Exhibits.

(a)                                  Financial statements of businesses acquired.

N/A

(b)                                 Pro forma financial information.

N/A

(c)                                  Shell company transactions.

N/A

(d)                                 Exhibits.

Exhibit No.	Description

4.1

Fifth Amendment to Fourth Amended and Restated Credit Agreement, dated as of June 14, 2006, between Regal Cinemas and Credit Suisse, Cayman Islands Branch (f/k/a Credit Suisse First Boston, acting through its Cayman Islands Branch), as Administrative Agent.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAL ENTERTAINMENT GROUP

Date: June 20, 2006	By:	/s/ Amy E. Miles
	Name:	Amy E. Miles
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1

Fifth Amendment to Fourth Amended and Restated Credit Agreement, dated as of June 14, 2006, between Regal Cinemas and Credit Suisse, Cayman Islands Branch (f/k/a Credit Suisse First Boston, acting through its Cayman Islands Branch), as Administrative Agent.